Exhibit 99.1

The Metals Company Provides Third Quarter 2024 Corporate Update

NEW YORK, Nov. 14, 2024 (GLOBE NEWSWIRE) -- TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today provided a corporate update and financial results for the third quarter ending September 30, 2024.

Q3 2024 Financial Highlights

•	Current liquidity available from our cash on hand and our credit facilities of approximately $63 million as of date of filing
•	Borrowing capacity of our unsecured credit facilities increased by $10.5 million as of date of filing:
o	ERAS/Barron facility increased from $25 million to $38 million ($33.8 million available), and;
o	Allseas Group SA affiliate facility reduced from $27.5 million to $25.0 million (undrawn)
•	$5.7 million cash used in operations for the quarter ended September 30, 2024
•	Net loss of $20.5 million and net loss per share of $0.06 for the quarter ended September 30, 2024

Registered Direct Offering

•	Registered Direct Offering resulting in expected minimum gross proceeds of $17.5 million through equity issuance at $1.00 per share
•	The Registered Direct Offering is led by TMC’s largest non-affiliate institutional shareholder
•	The transaction includes warrant coverage of 50% (1 warrant for every 2 common shares purchased) with a warrant strike price of $2.00 per share
•	Warrants contain a call provision which forces exercise if the 30-day volume weighted-average price (“VWAP”) of TMC common stock exceeds $5.00

Gerard Barron, Chairman & CEO of The Metals Company, commented: “This week we announced June 27, 2025 as the date for NORI to submit its exploitation application to the ISA. This decision, made in close consultation with NORI’s Sponsoring State Nauru, represents years of preparation, backed by the largest dataset ever collected on the deep sea in international waters. We’re excited to share our application with the ISA and stakeholders and recognize the responsibility that comes with submitting the world’s first application of this kind.

After years of conversations with shareholders, it’s clear that the delivery of the Mining Code by the ISA is viewed as a key catalyst for TMC. Recent discussions with Member States and the incoming ISA Secretary-General give me confidence that there is no change in the ISA’s commitment to deliver on its mandate. But until we have sufficient regulatory progress—whether through delivery of the Mining Code or clarity on the ISA’s application review process—investors can rest assured we won’t be raising funds for CAPEX for the Hidden Gem production system upgrades.

While getting the NORI-D Project permitted and into production has been our strong focus, TMC’s value goes beyond our first project. With over half a billion dollars invested over the past decade in building our project development capabilities in deepsea minerals, we’re well-positioned to capitalize on new opportunities as the world’s major economies turn to the seafloor for metals essential to the energy transition, defense, infrastructure, and a growing global population. I look forward to sharing more on how we plan to capitalize on this shift.

In the meantime, we’re watching promising momentum in Washington, with several initiatives expected to gain traction post-election. One of Washington’s strongest nodule resource development supporters, Rep. Elise Stefanik, has been tapped as UN Ambassador, and Marco Rubio, another key supporter, is set to become Secretary of State, which oversees the ISA file. We anticipate the Pentagon’s long-awaited report on nodules to be released soon, and we’re encouraged by the increased U.S. interest in the ISA’s work. The world is moving toward responsible development of seafloor metals—and TMC retains its substantial lead in this industry.”

Operational Highlights

US$17.5 Million Registered Direct Offering of Common Shares and Class B Warrants

$17.5 minimum amount raised through a registered direct offering, led by TMC's largest non-affiliate institutional shareholder. Shares were issued at $1.00 per share, with half warrant at $2.00 per share expiring in 5 years.

Application Submission and Strategy

NORI has set the date of June 27, 2025 for its expected submission of its ISA exploitation application. According to the ISA Council's decisions ISBA/28/C/24 and ISBA/28/C/25, if NORI submits an application for a plan of work for exploitation before the RRPs have been adopted, the ISA Council at its next meeting, as a matter of priority, will consider the process for considering such an application. The ISA Council is not scheduled to meet again until March 2025 and the Company believes it is unlikely that the ISA Council would consider an application for a plan of work for exploitation before this session. In light of this, Nauru has formally requested that the ISA clarify the submission and review process for such an application at the March 2025 meetings before NORI submits the Application and, therefore, has decided to submit the Application after the March 2025 meetings on June 27, 2025.

Operating Expense Reductions and Deferral of Capital Expenditures

Following the expected submission of the Application by NORI, the Company expects quarterly cash use of less than $5 million as the Application is reviewed. The Company has already begun the process of reducing or eliminating certain operating expenses to ensure the Company’s financial resiliency. Further, the Company does not expect to raise funds for capital expenditures related to the preparation of the Hidden Gem vessel for commercial production until such time as the final Mining Code is adopted, the Application is approved, or until other potential non-dilutive strategic financing is in place. The Company expects to provide further updates on the potential timing of the start of commercial production following sufficient clarity on these items.

Expanded Company Strategy

Given the significant rise in seafloor resource exploration opportunities around the globe and the Company’s leadership position and experience in this industry, having invested over $500 million since inception to achieve milestones in environmental research, resource definition, test mining and test processing, the Company is exploring a new strategy to (1) develop a services business for seafloor resource development and (2) optimize and diversify its resource portfolio within international waters and in national jurisdictions. We are in discussions with several parties on services contracts to provide our expertise in the areas of new exploration plans of work, resource definition, environmental impact assessments, data management and offshore campaign execution. We are also actively evaluating opportunities for the Company to enter new exploration contract areas, already permitted properties and producing properties.

Global stakeholder webinar on NORI’s Cultural Heritage Impact Assessment: In September, TMC subsidiary NORI held a webinar with its technical expert, SEARCH Inc. to provide an update on its Cultural Heritage Impact Assessment (CHIA) for the NORI-D polymetallic nodule project in the Clarion-Clipperton Zone in international waters. NORI reported on its baselining work and recent consultations in Nauru and Tonga, both of which form components of the cultural heritage assessment being studied as part of the NORI-D Project.

Industry Update

Progress on ISA Mining Code: Council completed a first reading of the consolidated text of the draft regulations on exploitation of mineral resources in the Area, at the July 2024 Council meeting. It was agreed that a revised consolidated text would be provided by the end of November 2024. TMC has engaged with Secretary-General-Elect Carvalho and expects to work with her in a constructive manner as the ISA continues to work to have the final Mining Code adopted.

TMC CEO Testifies to U.S. House of Representatives on Benefits of Nodules: In September, TMC CEO Gerard Barron gave testimony during a meeting of the Critical Mineral Policy Working Group for the House Select Committee on the Chinese Communist Party to discuss the U.S.’s heavy reliance on Chinese imports of critical minerals and policy solutions to incentivise greater cooperation with allies to create alternative supplies. Mr Barron spoke to the potential of seafloor nodules to secure U.S. supplies of key minerals for the energy transition and defence sectors.

Financial Results Overview

At September 30, 2024, we held cash of approximately $0.4 million and short-term debt of $9.2 million, with an affiliate of Allseas Group SA ($5 million) and with the Barron/ERAS unsecured credit facility ($4.2 million). We believe that our total liquidity including cash, the committed proceeds from our latest financing and borrowing availability under our credit facility with ERAS Capital LLC and Mr. Barron, will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from today.

We reported a net loss of approximately $20.5 million, or $0.06 per share for the quarter ended September 30, 2024, compared to net loss of $12.5 million, or $0.04 per share, for the quarter ended September 30, 2023. Exploration and evaluation expenses during the quarter ended September 30, 2024 were $11.8 million compared to $7.9 million for the quarter ended September 30, 2023. The increase in the exploration and evaluation expenses in the third quarter of 2024 was primarily due to an increase in share-based compensation of $1.8 million due to the amortization of the fair value of RSUs and options granted to the directors and officers in the second quarter of 2024, increase in mining, technological and process development of $1.0 million resulting from increased engineering work by Allseas and higher personnel costs of $1.0 million.

General and administrative expenses were $8.1 million for the quarter ended September 30, 2024 compared to $4.6 million for the quarter ended September 30, 2023, reflecting an increase in share-based compensation of $1.8 million due to the amortization of the fair value of RSUs and options granted to the directors and officers in the second quarter of 2024, an increase in legal and consulting costs of $1.0 million and higher personnel costs of $0.5 million.

Conference Call

We will hold a conference call today at 4:30 p.m. EDT to provide an update on recent corporate developments, third quarter 2024 financial results and upcoming milestones.

Third Quarter 2024 Conference Call Details

Date:	Thursday, November 14, 2024
Time:	4:30 pm EDT
Audio-only Dial-in:	Register Here
Virtual webcast w/ slides:	Register Here

Please register with the links above at least ten minutes prior to the conference call. The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

About The Metals Company

The Metals Company is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the global energy transition with the least possible negative impacts on planet and people and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company, through its subsidiaries, holds exploration and commercial rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati, and the Kingdom of Tonga. More information is available at www.metals.co.

Contacts

Media | media@metals.co
Investors | investors@metals.co

Forward Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “may,” “plans,” “possible,” “potential,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements with respect to the potential impact of the Company’s potential commercial operations, the Company’s expected application to the ISA for an exploitation contract, the potential outcome of actions of the U.S. government, the Company’s dialogue with members of the U.S. government, the status and timing of adopting final regulations, or Mining Code, for the exploitation of deep-sea polymetallic nodules and the Company’s financial and operating plans moving forward. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: the Company’s strategies and future financial performance; the ISA's ability to timely adopt the Mining Code and/or willingness to review and/or approve a plan of work for exploitation under the United Nations Convention on the Laws of the Sea (UNCLOS); the Company’s ability to obtain exploitation contracts or approved plans of work for exploitation for its areas in the Clarion Clipperton Zone; regulatory uncertainties and the impact of government regulation and political instability on the Company’s resource activities; changes to any of the laws, rules, regulations or policies to which the Company is subject, including the terms of the final Mining Code, if any, adopted by ISA and the potential timing thereof; the impact of extensive and costly environmental requirements on the Company’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the Clarion Clipperton Zone and recovery rates of impacted ecosystems; the Company’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; the Company’s ability to successfully enter into binding agreements with Allseas Group S.A. and other parties in which it is in discussions, if any, including Pacific Metals Company of Japan; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that the Company may recover; risks associated with collective, development and processing operations, including with respect to the development of onshore processing capabilities and capacity and Allseas Group S.A.’s expected development efforts with respect to the Project Zero offshore system; the Company’s dependence on Allseas Group S.A.; fluctuations in transportation costs; fluctuations in metals prices; testing and manufacturing of equipment; risks associated with the Company’s limited operating history, limited cash resources and need for additional financing and risk that such financing may not be available on acceptable terms, or at all; risks associated with the Company’s intellectual property; Low Carbon Royalties’ limited operating history; the sufficiency of our cash on hand and the borrowing ability under our credit facility with a company related to Allseas Group S.A., as we expect it to be amended, and credit facility with ERAS Capital LLC/Gerard Barron to meet our working capital and capital expenditure requirements, the need for additional financing and our ability to continue as a going concern; our agreement in principle to amend our credit facility with a company related to Allseas Group S.A.; any litigation to which we are a party; and other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 25, 2024, as amended. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

TMC the metals company Inc.

Condensed Consolidated Balance Sheets

(in thousands of US Dollars, except share amounts)

(Unaudited)

ASSETS	As at September 30, 2024	As at December 31, 2023
Current
Cash	$360	$6,842
Receivables and prepayments	2,557	1,978
	2,917	8,820
Non-current
Exploration contracts	43,150	43,150
Right of use asset	4,291	5,721
Equipment	854	1,133
Software	1,868	1,643
Investment	8,232	8,429
	58,395	60,076

TOTAL ASSETS	$61,312	$68,896

LIABILITIES
Current
Accounts payable and accrued liabilities	48,065	31,334
Short-term debt	9,175	-
	57,240	31,334
Non-current
Deferred tax liability	10,675	10,675
Royalty liability	14,000	14,000
Warrants liability	866	1,969
	25,541	26,644

TOTAL LIABILITIES	$82,781	$57,978

EQUITY
Common shares (unlimited shares, no par value – issued: 324,131,896 (December 31, 2023 – 306,558,710))	463,366	438,239
Class A - J Special Shares	-	-
Additional paid in capital	131,152	122,797
Accumulated other comprehensive loss	(1,203)	(1,216)
Deficit	(614,784)	(548,902)
TOTAL EQUITY	(21,469)	10,918

TOTAL LIABILITIES AND EQUITY	$61,312	$68,896

TMC the metals company Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(in thousands of US Dollars, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Operating expenses
Exploration and evaluation expenses	$11,813	$7,905	$42,339	$23,172
General and administrative expenses	8,149	4,613	22,600	15,958
Operating loss	19,962	12,518	64,939	39,130

Other items
Equity-accounted investment loss	58	119	197	475
Change in fair value of warrant liability	(1,054)	(117)	(1,103)	1,214
Foreign exchange loss (gain)	946	14	596	66
Interest income	(7)	(319)	(125)	(1,092)
Fees and interest on borrowings and credit facilities	615	252	1,378	529

Net loss for the period	$20,520	$12,467	$65,882	$40,322

Net loss per share
- Basic and diluted	$0.06	$0.04	$0.21	$0.14

Weighted average number of common shares outstanding – basic and diluted	323,663,607	294,636,496	318,710,622	282,745,892

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Three months ended September 30, 2024	Shares	Amount
July 1, 2024	322,241,883	$460,573	$-	$-	$125,300	$(1,216)	$(594,264)	$(9,607)
Conversion of restricted share units, net of shares withheld for taxes	188,293	384	-	-	(384)	-	-	-
Shares issued as per At-the-Market Equity Distribution Agreement	1,617,000	2,279	-	-	-	-	-	2,279
Exercise of stock options	84,720	130	-	-	(76)	-	-	54
Share-based compensation and expenses settled with equity	-	-	-	-	6,312	-	-	6,312
Foreign currency translation adjustment	-	-	-	-	-	13	-	13
Net loss for the period	-	-	-	-	-	-	(20,520)	(20,520)
September 30, 2024	324,131,896	$463,366	$-	$-	$131,152	$(1,203)	$(614,784)	$(21,469)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Three months ended September 30, 2023	Shares	Amount
July 1, 2023	281,136,415	$345,775	$-	$-	$188,722	$(1,216)	$(502,976)	$30,305
Exercise of stock options	120,000	144	-	-	(67)	-	-	77
Exercise of warrant by Allseas	11,578,620	70,016	-	-	(69,900)	-	-	116
Shares issued to Allseas	4,150,000	6,516	-	-	-	-	-	6,516
Conversion of restricted share units, net of shares withheld for taxes	183,281	299	-	-	(299)	-	-	-
Issuance of shares and warrants under Registered Direct Offering, net of expenses	7,961,540	11,349	-	-	3,179	-	-	14,528
Share-based compensation and expenses settled with equity	-	-	-	-	2,533	-	-	2,533
Net loss for the period	-	-	-	-	-	-	(12,467)	(12,467)
September 30, 2023	305,129,856	$434,099	$-	$-	$124,168	$(1,216)	$(515,443)	$41,608

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Nine months ended September 30, 2024	Shares	Amount
January 1, 2024	306,558,710	$438,239	$-	$-	$122,797	$(1,216)	$(548,902)	$10,918
Issuance of shares and warrants under Registered Direct Offering, net of expenses	4,500,000	7,447	-	-	1,553	-	-	9,000
Conversion of restricted share units, net of shares withheld for taxes	9,078,432	10,869	-	-	(10,869)	-	-	-
Shares issued as per At-the-Market Equity Distribution Agreement	3,251,588	4,866	-	-	-	-	-	4,866
Exercise of stock options	715,772	1,891	-	-	(1,428)	-	-	463
Share purchase under Employee Share Purchase Plan	27,394	54	-	-	(30)	-	-	24
Share-based compensation and expenses settled with equity	-	-	-	-	19,129	-	-	19,129
Foreign currency translation adjustment	-	-	-	-	-	13	-	13
Net loss for the period	-	-	-	-	-	-	(65,882)	(65,882)
September 30, 2024	324,131,896	$463,366	$-	$-	$131,152	$(1,203)	$(614,784)	$(21,469)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Nine months ended September 30, 2023	Shares	Amount
January 1, 2023	266,812,131	$332,882	$-	$-	$184,960	$(1,216)	$(475,121)	$41,505
Exercise of stock options	120,000	144	-	-	(67)	-	-	77
Exercise of warrant by Allseas	11,578,620	70,016	-	-	(69,900)	-	-	116
Shares issued to Allseas	15,000,000	15,910	-	-	-	-	-	15,910
Conversion of restricted share units, net of shares withheld for taxes	3,573,993	3,704	-	-	(3,674)	-	-	30
Issuance of shares and warrants under Registered Direct Offering, net of expenses	7,961,540	11,349	-	-	3,179	-	-	14,528
Share purchase under Employee Share Purchase Plan	83,572	94	-	-	(45)	-	-	49
Share-based compensation and expenses settled with equity	-	-	-	-	9,715	-	-	9,715
Net loss for the period	-	-	-	-	-	-	(40,322)	(40,322)
September 30, 2023	305,129,856	$434,099	$-	$-	124,168	$(1,216)	$(515,443)	$41,608

TMC the metals company Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands of US Dollars)

(Unaudited)

	Nine months ended September 30,	Nine months ended September 30,
	2024	2023
Cash provided by (used in)

Operating activities
Loss for the period	$(65,882)	$(40,322)
Items not affecting cash:
Amortization	280	262
Lease Expense	1,430	318
Accrued interest on credit facilities	150	-
Share-based compensation and expenses settled with equity	19,129	9,715
Equity-accounted investment loss	197	475
Change in fair value of warrants liability	(1,103)	1,214
Unrealized foreign exchange	(334)	(24)
Changes in working capital:
Receivables and prepayments	(580)	(2,393)
Accounts payable and accrued liabilities	17,036	(13,633)
Net cash used in operating activities	(29,677)	(44,388)

Investing activities
Acquisition of equipment and software	(465)	(175)
Net cash used in investing activities	(465)	(175)

Financing activities
Proceeds from registered direct offering	9,000	15,723
Expenses paid for registered direct offering	(142)	(779)
Proceeds from Shares issued from ATM	4,866	-
Proceeds from Drawdown of Credit Facilities	4,175	-
Proceeds from Drawdown of Loan with Allseas Affiliate	2,000	-
Repayment of Loan with Allseas Affiliate	(2,000)	-
Proceeds from Drawdown of Loan with Allseas	5,000	-
Interest paid on amounts drawn from credit facilities	(73)	-
Proceeds from Low Carbon Royalties Investment	-	5,000
Proceeds from employee stock plans	24	49
Proceeds from exercise of stock options	463	77
Proceeds from exercise of warrants by Allseas	-	116
Proceeds from issuance of shares	-	30
Net cash provided by financing activities	23,313	20,216

Decrease in cash	$(6,829)	$(24,347)
Impact of exchange rate changes on cash	347	24
Cash - beginning of period	6,842	46,876
Cash - end of period	$360	$22,553